Exhibit 99.1

FORM OF INSTRUCTIONS AS TO USE OF

SECOND SIGHT MEDICAL PRODUCTS, INC. RIGHTS CERTIFICATES

CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS

The following instructions relate to the distribution of rights (the “Rights Offering”) by Second Sight Medical Products, Inc., a California corporation (“Company”), to all holders of record (the “Record Holders”) of its common stock, no par value (the “Common Stock”), as described in the Company’s prospectus dated [•], 2017 (the “Prospectus”). Record Holders of Common Stock as of 5:00 p.m., New York City time, on [         ] __, 2017 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase Units of the Company (the “Units”). Each Unit is comprised of a share of Common Stock a warrant to purchase an additional share of Common Stock.

Each Record Holder will receive the right to invest $0.47 for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on [         ] __, 2017, unless extended (the “Expiration Time”). Any Rights that are not exercised prior to 5:00 p.m., New York City time, on the Expiration Date will expire, have no value and cease to be exercisable for Units of the Company. The Company will not be obligated to honor any purported exercise of Rights received by Broadridge, Inc., the subscription agent for the Rights Offering (the “Subscription Agent”), after 5:00 p.m., New York City time, on the Expiration Date.

For example, if you owned 1,000 shares of our common stock as of the Record Date, you would have the right to invest $0.47 for each share of Common Stock you own as of the Record Date, or $470, at the Subscription Price (the “Basic Subscription Right”) which will equal (i) the cash price of $2.00 or (ii) the closing price of our Common Stock on its primary exchange on [         ] __, 2017, whichever is lower, per full Unit (the “Subscription Price”). The number of Units that you will obtain from your subscription will equal the result of the accepted dollar amount of your investment divided by the Subscription Price, rounded down to the nearest Unit.

For example, if you invest $470, and if on the Expiration Date the closing price of our common stock as reported by Nasdaq is $2.00 per share, the Subscription Price will be $2.00 (which constitutes lesser of $2.00 or closing price of shares on the Expiration Date), you would receive 235 Units consisting in the aggregate of 235 shares of our common stock and Warrants to purchase 235 additional shares of our common stock. By way of further illustration, if you invest $470, and on the Expiration Date the closing price of our common stock is $1.90 per share, the Subscription Price will be $1.90 and you would receive a rounded down 247 Units and a refund of $0.70.

The number of Units subscribed for is subject to reduction as a result of Tax Attribute Considerations as described in the Prospectus.

If a holder purchases all of the Units available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to invest additional amount to purchase a portion of any Units that are not purchased by stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Units”), subject to the availability and pro rata allocation of the Unsubscribed Units among all persons exercising this Over-Subscription Privilege. To the extent the Unsubscribed Units are not sufficient to satisfy all of the properly exercised Over-Subscription Privileges, then the Unsubscribed Units will be prorated among those who properly exercised Over-Subscription Privilege based on the amount each person invested under the Basic Subscription Right. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Units than the person paid for pursuant to the exercise of the Over-Subscription Privilege, then such person will be allocated only that number of Unsubscribed Units at the Subscription Price for which the person was entitled to oversubscribe, and the remaining Unsubscribed Units will be allocated among all other persons exercising and investing in the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Units have been allocated or all Over-Subscription Privilege have been fulfilled, whichever occurs earlier.

Each Record Holder will be required to submit payment in full for the amount it wishes to invest including, if a record holder elects to exercise Over-Subscription Privilege, the amount sufficient for its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Units prior to the expiration of the Rights Offering, if a Record Holder wishes to maximize the number of Units it may purchase pursuant to the Record Holder's Over-Subscription Privilege, the Record Holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that the Record Holder wishes to invest, assuming that no stockholders other than such Record Holder purchases any Units pursuant to their Basic Subscription Privilege and Over-Subscription Privilege.

Fractional Units resulting from the exercise of the Basic Subscription Privilege and the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole unit, with the total exercise price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

The Company will not be required to issue Units to you if the Subscription Agent does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. The Company may extend the Expiration Time by giving oral or written notice to the Subscription Agent on or before the Expiration Time. If the Company elects to extend the Expiration Time, it will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced Expiration Time. The Rights held by each Record Holder are evidenced by subscription rights certificates (the “Subscription Rights Certificates”). The Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else.

Do not send the Subscription Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Subscription Rights Certificate, with full payment of the aggregate Subscription Price for the entire amount by you wish to invest before 5:00 p.m., New York City time, on the Expiration Date. Once you submit the Subscription Rights Certificate, you are not allowed to revoke or change your exercise or request a refund of monies paid. If you do not exercise your Rights before the Expiration Date, then they will expire, have no value and cease to be exercisable for Units.

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the amount you elect to subscribe for pursuant to the Over-Subscription Privilege. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT FOR UNITS SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription — Exercise of Rights.

To exercise your Rights, you must properly complete and duly execute your Subscription Rights Certificate and forward it, together with payment in full of the aggregate amount you wish to invest for which you have subscribed pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, to be received before 5:00 p.m., New York City time, on the Expiration Date. The Subscription Agent will hold funds received in payment for Units in escrow in a segregated bank account pending completion of the Rights Offering.

Your payment of the aggregate Subscription Price must be made in U.S. dollars for the entire amount you wish to invest in the Rights Offering by cashier’s or certified check drawn upon a United States bank, or a personal check, payable to the Subscription Agent at the address set forth below, or a wire transfer directly to the Subscription Agent as set forth below. In order for your Rights to be properly and timely exercised, payment in full for the aggregate amount for which you have subscribed in the Rights Offering, including final clearance of any uncertified personal checks, must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date. If you intend to pay by uncertified personal check, please be aware that funds paid in this manner may take at least five (5) business days to clear. We urge you to consider using a cashier’s or certified check, as we will not be responsible for any delay in processing personal checks, even if such delay results in your Rights not being exercised prior to 5:00 p.m., New York City time, on the Expiration Date.

Payments received after 5:00 p.m., New York City time, on the Expiration Date will not be honored, and the Subscription Agent will return such payments to you, without interest or penalty, as soon as practicable. If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent or the Company. The completed Subscription Rights Certificate and full payment of the aggregate investment amount, by cashier’s, certified or personal check or wire transfer, must be delivered to the Subscription Agent by one of the methods described below:

All deliveries must be addressed to the Subscription Agent, as follows: By mail:*	By hand or overnight courier:
Broadridge Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0693 (855) 793-5068 (toll free)	Broadridge Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717 (855) 793-5068 (toll free)

*If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the overnight courier address.

The Company may not honor the exercise of your Rights if you deliver the Subscription Rights Certificates, subscription documents or payment of the aggregate investment amount in a manner or method different than those set forth above.

You should direct any questions or requests for assistance concerning the subscription documents, the exercise of Rights or the method of investing into Units and any requests for additional copies of the Prospectus to the Company’s information agent, Broadridge, Inc., by email at [   ]@[     ].com, by telephone at (855) 793-5068 or by mail at Broadridge, Inc., P.O. Box 1317, Brentwood, NY 11717-0693.

If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.

Banks, brokers, and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, with respect to each such beneficial owner, as to (i) the number of Rights held, (ii) the aggregate number of Rights that have been exercised, (iii) the amount that is being invested for pursuant to the Basic Subscription Right, (iv) whether the Basic Subscription Rights of such beneficial owner have been exercised in full, and (v) the amount, if any, being invested for pursuant to the Over-Subscription Privilege by such beneficial owner.

The payment received will be applied to exercise your Rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Units under the Over-Subscription Privilege, if applicable, and the elimination of fractional Units.

If you submit a subscription payment that exceeds the amount necessary to purchase the number of Units for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date.

Any funds that exceed the amount invested will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date.

2.	Issuance of Common Stock and Warrants

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a)     Basic Subscription Right. If you are a holder of record of shares, all shares that you purchase in the Rights Offering together with the Warrants will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of the common stock and Warrants. If you provide instruction as to actual delivery of the securities, then as soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will mail the number of shares and warrants purchased based on the Subscription Price and to each exercising Rights holder certificates representing shares of Common Stock and Warrants purchased pursuant to the Basic Subscription Privilege.

(b)    Over-Subscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder that has fully subscribed for its Basic Subscription Right and that validly exercises the Over-Subscription Privilege a direct registration (DRS) account statement from our transfer agent reflecting ownership of the common stock and Warrants allocated to such Rights holder pursuant to the Over-Subscription Privilege. If however you provide instruction as to actual delivery of the securities, then the Subscription Agent will mail certificates representing the number of shares of Common Stock and Warrants, if any, allocated to such Rights holder pursuant to the Over-Subscription Privilege.

(c)    Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Rights holder, without interest.

3.	Commissions, Fees, and Expenses

The Company is not charging any fee or sales commission to issue the Rights to you or to issue shares of Common Stock or Warrants to you if you exercise your Rights (other than payment of the Subscription Price). If you exercise your Rights through the Record Holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your Record Holder may charge you. The Company will pay all reasonable fees charged by Broadridge, Inc., as the subscription agent.

4.	Execution

(a)    Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)    Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)    Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.    Method of Delivery.

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. However, if you elect to exercise your Rights, the Company urges you to consider using a certified or cashier's check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the Subscription Agent's account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for Units must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Record Holders that wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

6.    Special Provisions Relating to the Delivery of Rights through the Depository Trust Company.

In the case of Rights that are held of record through The Depository Trust Company (”DTC”), those Rights may be exercised by instructing DTC to transfer the Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent, by no later than 5:00 p.m., New York City time, on the Expiration Date, the required certification as to the number of Units in the amount invested under the Basic Subscription Right and the Over-Subscription Privilege, if applicable, by each beneficial owner of Rights on whose behalf such nominee is acting, together with payment in full of the aggregate Subscription Price for amount invested under the Basic Subscription Right and the Over-Subscription Privilege on behalf of all such beneficial owners.

7.    Substitute Form W-9.

Each Rights holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, a copy of which is included as Exhibit B hereto. Additional copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address set forth above or by calling the Information Agent, [         ], at ( ) - , ( ) - (toll free). Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to U.S. federal income tax backup withholding (currently at a 28% rate) with respect to dividends that may be paid by the Company on shares of Common Stock, or shares of Common Stock received pursuant to exercise of the Warrants, purchased upon the exercise of Rights (for those holders exercising Rights).

8.    Determinations Regarding the Exercise of Your Rights.

The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the 5:00 p.m., New York City time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Subscription Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the Units for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.